CHARTERED ACCOUNTANTS	1100 – 1177 West Hastings Street Vancouver, BC V6E 4T5 Tel: (604) 687-4511 Fax: (604) 687-5805 Toll Free: 1-800-351-0426 www.MacKay.ca	Exhibit 23.3

Consent of Independent Registered Chartered Accountants

We hereby consent to the incorporation by reference in this Registration Statement pertaining to the registration of 3,000,000 shares of common stock issuable pursuant to the 2012 Stock Option Plan on Form S-8 of Del Toro Silver Corp. (“the Company”) of our report, dated February 7, 2011, with respect to the Company’s consolidated financial statements for the year ended October 31, 2010, previously included in the Company’s Annual Report on From 10K and filed by the Company with the Securities and Exchange Commission on February 15, 2011.

Independent Registered Chartered Accountants

/s/ MacKay LLP

MacKay LLP
Vancouver, British Columbia
October 26, 2012